Exhibit 99.1

BioAmber Reports Second Quarter 2015 Financial Results

Montreal, Canada, August 4, 2015. BioAmber Inc. (NYSE: BIOA), a leader in renewable materials today announced its financial results for the quarter ending June 30, 2015.  Highlights included:

•	The Sarnia plant achieved mechanical completion in June 2015
•	The final cost of the Sarnia plant is projected to be $141.5 million or $4.0 million above the high end of the estimate communicated at the onset of the project ($125 million +/- 10%)
•	The company announced commercial collaborations in two targeted industry segments; with Bayer MaterialScience for textiles and with Flokser and DuPont Tate & Lyle for synthetic leather
•	BioAmber raised $35.1 million in gross proceeds through a public offering of common stock

“Completing construction was a major milestone for the Company,” said Jean-Francois Huc, BioAmber’s Chief Executive Officer. “Commissioning is progressing well and we expect to be in commercial operation this quarter.  We are seeing an acceleration of bio-succinic acid’s use in polyurethanes, paints and coatings, with a growing number of customer product launches coinciding with our Sarnia plant coming into production” he added.

Sarnia Highlights

•	Ongoing commissioning and start up activities progressed well during the quarter, with functioning utilities throughout the plant and sterility testing successfully completed
•	An opening ceremony on August 6th 2015 is scheduled to include Ontario’s Deputy Premier, other elected officials and representatives of government agencies that supported Sarnia funding
•	The plant remains on schedule to be in commercial operation in Q3 2015

Other Business Highlights

•	Bayer MaterialScience, one of the world’s largest polymer companies, began commercializing a new range of polyurethanes for textiles that incorporated bio-succinic acid supplied by BioAmber
•	Flokser, a global leader in leather and suede fabrics, launched an innovative synthetic leather fabric using bio-based materials supplied by DuPont Tate & Lyle BioProducts and BioAmber.

Financial Highlights

•	Net cash burn for operating expenses continued to be below $2.0 million per month in Q2 2015, after excluding the one-time activities related to Sarnia commissioning
•	Cash on hand was $48.7 million as of June 30,2015
•	The Company completed a public offering of 3,900,000 shares of common stock at a price of $9.00 per share, raising gross proceeds of $35.1 million
•

The Company achieved its Sarnia construction milestones as validated by an independent engineer and as a result received CDN$20 million in loan proceeds from a consortium of lenders including Export Development Canada, Farm Credit Corporation and Comerica Bank

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Second Quarter 2015 Financial Results

Revenues for the quarter ended June 30, 2015 decreased to $342,000 from $415,000 for the same period in 2014. The decrease was primarily due to a reduction in average selling price partially offset by an increase in volume sold.

Gross loss in the quarter ended June 30, 2015 decreased to $410,000 from $1.8 million for the same period in 2014. This was driven primarily by a $1.3 million reduction in the inventory reserves taken this quarter compared to the same period last year.

Research and development expenses for the quarter ended June 30, 2015 increased to $5.0 million from $4.3 million for the same period in 2014.  The increase was primarily due to an increase in non-recurring expenses related to the commissioning and start-up of the Sarnia plant. This was partially offset by stock-option compensation expenses related to stock option cancellations in the second quarter of 2014, which did not occur in 2015.

Sales and marketing expenses for the quarter ended June 30, 2015 decreased to $1.1 million from $1.7 million for the same period in 2014. This was driven by stock-option compensation expenses related to stock option cancellations in the second quarter of 2014, which did not occur in 2015.

General and administrative expenses for the quarter ended June 30, 2015 remained stable at $3.0 million compared to $2.9 million for the same period last year.

Other operating expenses increased $1.8 million for the quarter ended June 30, 2015 as compared to the same period in 2014. The Company disclosed in May 2015 that it had terminated its license agreement with DuPont following its decision to pursue BDO commercialization with technology it licensed from JM Davey. As a result, the Company recorded a non-cash write down of the intangible asset in the amount of $1.1 million. In addition the Company had $200,000 foreign exchange loss for the quarter ended June 30, 2015 as compared to a $400,000 gain for the same period in 2014. Financial charges were stable at $3.8 million compared to $3.9 million for the same period last year.

The Company recorded a net loss attributable to BioAmber Inc. shareholders of $14.0 million, or a loss of $0.58 per share for the quarter ended June 30, 2015, compared to a net loss of $14.0 million, or a loss of $0.75 per share, for the same period in 2014.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the quarter ended June 30, 2015 was $9.5 million, or a loss of $0.39 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $7.5 million, or a loss of $0.40 per share, for the same period in 2014.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended June 30, 2015, the impact of the change in fair value of the warrants issued in connection with the IPO, the non-cash inventory reserve expense and the intangible asset impairment related to the termination of a technology license. The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended June 30, 2014, the impact of the change in fair value of the warrants issued in connection with the IPO, the non-cash inventory reserve expense and the non-cash expense resulting from the cancellation of certain employee stock options. Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

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Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. Eastern Time on August 4, 2015. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com.   Audio of the teleconference is also available by dialing:

North American callers:  +1 (888) 390-0546

International callers: (416) 764-8688

Teleconference replays will be available through August 11, 2015:

Domestic: 1-888-390-0541

International: 416-764-8677

Passcode: 431208 #

A replay of the webcast will also be available approximately two hours after the conclusion of the live webcast on BioAmber’s website, for a period of 30 days.

About BioAmber

BioAmber (NYSE: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the projected capital costs of the Sarnia facility, the commissioning and start up schedule, the beginning of our commercial operations and future sales for our Bio-SA facility including sales to Bayer MaterialScience and Flokser.   All statements other than statements of historical fact contained in this press release are forward-looking statements.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K.

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BioAmber Investor Contact

Mike Hartmann

Executive Vice President

514-844-8000 Ext. 120

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BioAmber Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except for shares)

	Three Months Ended June 30,
	2015	2014
	$	$
Product sales	342	415
Cost of goods sold	752	2,251
Gross loss	(410)	(1,836)

Operating expenses
Research and development	4,960	4,259
Sales and marketing	1,124	1,737
General and administrative	2,964	2,865
Depreciation and amortization	93	60
Impairment loss	1,141	—
Foreign exchange loss (gain)	202	(379)
Operating Expenses	10,484	8,542
Operating loss	10,894	10,378

Amortization of deferred financing costs	92	72
Financial charges (income), net	3,829	3,871
Other expense (income),net	—	(185)
Loss before income taxes	14,815	14,136
Income taxes	11	9
Net Loss	14,826	14,145

Net Loss attributable to:
BioAmber Inc. shareholders	14,026	13,992
Non-controlling interest	800	153
	14,826	14,145
Net Loss per share attributable to
BioAmber Inc. shareholders - basic	$ 0.58	$ 0.75

Weighted-average common shares
outstanding- basic	24,283	18,575

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BioAmber Inc.
Consolidated Balance Sheet Information
(unaudited, in thousands)
	As of June 30, 2015	As of December 31, 2014
Assets	$	$
Current assets:
Cash	48,665	51,043
Accounts receivable	407	477
Inventories	1,312	1,802
Prepaid expenses and other current assets	4,346	3,770
Total current assets	54,730	57,092
Property and equipment, net	126,963	88,665
Investment in equity method and cost investments	448	35
Intangible assets including goodwill	5,938	4,957
Restricted cash	607	647
Deferred financing costs	1,387	1,044
Total assets	190,073	152,440

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	17,171	17,443
Income taxes payable	204	204
Deferred grants	5,163	2,275
Short-term portion of long term debt	12,025	2,978
Total current liabilities	34,563	22,900
Long-term debt	46,187	34,653
Warrants financial liability	15,776	13,040
Other long term liabilities	459	128
Total liabilities	96,985	70,721
Redeemable non-controlling interest	25,359	24,190
Shareholders’ Equity	67,729	57,529
Total Liabilities and Shareholders’ Equity	190,073	152,440

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BioAmber Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six Months ended June 30,
	2015	2014
	$	$
Operating Activities
Net Loss	(23,794)	(34,097)
Adjustments to reconcile net loss to cash:
Stock-based compensation	3,013	4,522
Depreciation and amortization	165	120
Warrant revaluation	2,736	14,640
Accretion of end of term charge on long-term debt	344	474
Amortization of deferred financing costs	158	145
Impairment loss	1,141	—
Change in working capital	642	6,223
Other	24	22
Net cash used in operating activities	(15,571)	(7,951)

Investing Activities
Acquisition of property and equipment	(52,433)	(32,728)
Change in restricted cash	—	(678)
Investment in equity method and cost investments	(413)	675
Net cash used in investing activity	(52,846)	(32,731)

Financing Activities
Deferred financing costs	(490)	(561)
Issuance of long-term debt	21,967	2,191
Government grants	7,947	792
Net proceeds from issuance of shares	37,416	8,265
Net cash provided by financing activities	66,840	10,687
Foreign exchange impact on cash	(801)	571
Decrease in cash	(2,378)	(29,424)
Cash, beginning of period	51,043	83,728
Cash, end of period	48,665	54,304

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ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for quarter ended June 30, 2015 was $9.5 million, or a loss of $0.39 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $7.5 million, or a loss of $0.40 per share, for the same period in 2014.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended June 30, 2015, the impact of the change in fair value of the warrants issued in connection with the IPO, the non-cash inventory reserve expense and the intangible asset impairment related to DuPont technology. The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended June 30, 2014, the impact of the change in fair value of the warrants issued in connection with the IPO, the non-cash inventory reserve expense and the non-cash expense resulting from the cancellation of certain employee stock options.

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance. The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

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BioAmber Inc.
Non-GAAP Financial Information
(unaudited, in thousands)
	Three Months Ended June 30,
	2015	2014
	$	$
Net loss attributable to BioAmber Inc. Shareholders	14,026	13,993
Deduct:
Warrants revaluation	3,056	3,040
Intangible impairment	1,141	—
Inventory reserve	300	1,635
Additional charge for cancellation of stock options	—	1,853
Adjusted Net Loss attributable to
BioAmber Inc. shareholders	9,529	7,465

Adjusted net loss per share attributable to
BioAmber Inc. shareholders - basic	0.39	0.40

Weighted-average of common shares
outstanding- basic	24,283	18,575

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